RE: Opinion of Counsel in Connection with  Rule
24f-2 Notice for The Travelers Series Trust, File No. 3343628

To Whom It May Concern:
	The Travelers Series Trust ("Trust") is filing its Rule 24f-2 Notice to which this opinion is appended to make the issuance of such shares definite in number for its fiscal year ended December
31, 1996. In my opinion, such shares, if issued and sold in accordance with the Trust's By-Laws, Declaration of Trust, and offering Prospectus, were legally issued, fully paid and non assessable by the Trust, entitling the holders thereof to the rights set forth in the By-Laws and Declaration of Trust, and subject to the limitations stated therein.

	My opinion is based upon my examination of the Trust's By-Laws (including any amendments thereto), Declaration of Trust, Prospectus, and a review of the minutes of the Board of Trustees of the Trust authorizing the issuance of suchshares.

	I hereby consent to the use of this opinion in connection with the Rule 24f-2 Notice filed by The
Travelers Series Trust making definite the number of such additional shares issued.

Very truly yours,



/s/ Kathleen A. McGah
--------------------------------------------------
Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated: February 27, 1997